Exhibit 10.27

AMENDED AND RESTATED GUARANTY

This AMENDED AND RESTATED GUARANTY (this “Guaranty”), dated as of the 27th day of March, 2012, is made by OSI RESTAURANT PARTNERS, LLC, a Delaware limited liability company (“Guarantor”), to and for the benefit of NEW PRIVATE RESTAURANT PROPERTIES, LLC, a Delaware limited liability company (“Landlord”).

W I T N E S S E T H :

WHEREAS, Private Restaurant Properties, LLC (“Original Landlord”), as lessor, and Private Restaurant Master Lessee, LLC, a Delaware limited liability company (“Tenant”), as lessee, entered into that certain Master Lease Agreement, dated as of June 14, 2007 (as subsequently amended pursuant to that certain First Amendment to Master Lease Agreement, dated as of September 15, 2007, and as may have been further amended, supplemented, restated or otherwise modified from time to time prior to the date hereof, the “Original Lease”), pursuant to which Original Landlord leased to Tenant the premises described therein;

WHEREAS, all of the membership interests in Tenant are owned by Guarantor;

WHEREAS, as a material inducement to Original Landlord entering into the Original Lease, Guarantor executed and delivered that certain Guaranty, dated as of June 14, 2007 (the “Original Guaranty”), guaranteeing Tenant’s obligations under the Original Lease;

WHEREAS, on the date hereof, Original Landlord has conveyed all of its right, title and interest in and to the Leased Properties (as hereinafter defined) to Landlord and Landlord and Tenant have amended the Original Lease pursuant to that certain Amended and Restated Master Lease Agreement, dated of even date herewith, a copy of which is attached hereto as Exhibit A (as the same may be further amended, assigned, supplemented or modified in accordance with the terms thereof and this Guaranty, the “Lease”), pursuant to which Landlord leases to Tenant the properties described therein (the “Leased Properties”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Lease; and

WHEREAS, Guarantor and Landlord have agreed to amend and restate the Original Guaranty in its entirety pursuant the terms of this Guaranty, the execution and delivery by Guarantor of this Guaranty is a material inducement to Landlord entering into the Lease, and Guarantor expects to derive financial benefit from the Lease.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged by Guarantor, and intending to be legally bound, Guarantor hereby agrees as follows:

ARTICLE I

GUARANTEE

Section 1.01. Guaranteed Obligations. Guarantor hereby absolutely unconditionally and irrevocably guarantees to Landlord and its successors and assigns the due, punctual and full payment, performance and observance of the following (collectively, the “Guaranteed Obligations”):

(a) the full and timely payment of all Rent and all other amounts due or to become due to Landlord from Tenant under the Lease (collectively, the “Monetary Obligations”); and

(b) all covenants, agreements, terms, obligations and conditions, undertakings and duties contained in the Lease required to be observed, performed by or imposed upon Tenant under the Lease, including, but not limited to, those contained in Section 5.3 and Article XIII thereof (collectively, the “Performance Obligations”), as and when such payment, performance or observance shall become due (whether by acceleration or otherwise) in accordance with the terms of the Lease. If for any reason any Monetary Obligation shall not be paid promptly when due, Guarantor shall, within five (5) Business Days after written demand, pay the same to Landlord or the person or entity to whom such amounts are to be paid under the Lease. If for any reason Tenant shall fail to perform or observe any Performance Obligation, Guarantor shall upon written demand, perform and observe the same or cause the same to be performed or observed prior to the expiration of any applicable cure period available to Tenant under the Lease with respect thereto. The notice and cure periods afforded to Guarantor under this Guaranty may be triggered by Landlord and may run concurrently with any similar notice and cure period, if any, afforded under the terms of the Lease.

Section 1.02. Guarantee Unconditional. The obligations of Guarantor hereunder are continuing, absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged, abated, impaired or in any way affected by:

(a) any amendment, modification, extension, renewal or supplement to the Lease or any termination of the Lease as to all or any portion of the Leased Properties either pursuant to Article I or X thereof or otherwise;

(b) any assumption by any party of Tenant’s obligations under, or Tenant’s assignment of any of its interest in, the Lease;

(c) any exercise or nonexercise of or delay in exercising any right, remedy, power or privilege under or in respect of this Guaranty or the Lease or pursuant to applicable law, including, without limitation, any so-called self-help remedies, or any waiver, consent, compromise, settlement, indulgence or other action or inaction in respect thereof;

(d) any change in the financial condition of Tenant, the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Tenant or Guarantor or any of their assets or any impairment, modification, release or limitation of liability of Tenant or Guarantor or their respective estates in bankruptcy or of any remedy for the enforcement of such liability resulting from the operation of any present or future provision of the United States Bankruptcy Code or other similar statute or from the decision of any court;

(e) any extension of time for payment or performance of the Guaranteed Obligations or any part thereof;

(f) except to the extent that Tenant is released from certain obligations and liabilities under the provisions of Article I or Article X of the Lease expressly providing for such release (and then only to such extent as is provided therein with respect to the circumstances giving rise thereto), the release or discharge of or accord and satisfaction with Tenant from performance or observance of any of the agreements, covenants, terms or conditions contained in the Lease by operation of law;

(g) the failure of Landlord to keep Guarantor advised of Tenant’s financial condition, regardless of the existence of any duty to do so;

(h) any assignment by Landlord of all of Landlord’s right, title and interest in, to and under the Lease and/or this Guaranty as collateral security for Landlord’s Debt;

(i) any present or future law or order of any government (de jure or de facto) or of any agency thereof purporting to reduce, amend or otherwise affect the Guaranteed Obligations or any or all of the obligations, covenants or agreements of Tenant under the Lease (except by payment and performance in full of all Guaranteed Obligations) or Guarantor under this Guaranty (except by payment and performance in full of all Guaranteed Obligations);

(j) the default or failure of Guarantor fully to perform any of its obligations set forth in this Guaranty;

(k) any actual, purported or attempted sale, assignment or other transfer by Landlord of the Lease or the Leased Properties or any part thereof or of any of its rights, interests or obligations thereunder;

(l) any merger or consolidation of Tenant into or with any other entity, or any sale, lease, transfer or other disposition of any or all of Tenant’s assets or any sale, transfer or other disposition of any or all of the shares of capital stock or other securities of or ownership interests in Tenant or any affiliate of Tenant to any other person or entity; or

(m) Tenant’s failure to obtain, protect, preserve or enforce any rights in or to the Lease or the Leased Properties or any interest therein against any party or the invalidity or unenforceability of any such rights;

all of which may be given or done without notice to, or consent of, Guarantor, except as to demands upon Guarantor hereunder, as expressly provided in the portion of Section 1.01 hereof following Section 1.01(b) hereof.

No setoff, claim, reduction or diminution of any obligation, or any defense of any kind or nature (except the Tenant’s performance of such obligations) which Tenant or Guarantor now has or hereafter may have against Landlord shall be available hereunder to Guarantor against Landlord.

Section 1.03. Disaffirmance of Lease. Guarantor agrees that, in the event of rejection or disaffirmance of the Lease by Tenant or Tenant’s trustee in bankruptcy pursuant to the United States Bankruptcy Code or any other law affecting creditors’ rights, Guarantor will, if Landlord so requests, assume all obligations and liabilities of Tenant under the Lease, to the same extent as if Guarantor had been originally named instead of Tenant as a party to the Lease and there had been no rejection or disaffirmance; and Guarantor will confirm such assumption in writing at the request of Landlord on or after such rejection or disaffirmance. Guarantor, upon such assumption, shall have all rights of Tenant under the Lease (to the extent permitted by law).

Section 1.04. Preferential Payment. Guarantor further agrees that to the extent Tenant or Guarantor makes any payment to Landlord in connection with the Guaranteed Obligations and all or any part of such payment is subsequent invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Landlord or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then this Guaranty shall continue to be effective or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by Landlord, Tenant’s Obligations or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if such Preferential Payment had not been made.

Section 1.05. No Notice or Duty to Exhaust Remedies. Guarantor hereby waives notice of any default in the payment or non-performance of any of the Guaranteed Obligations (except as expressly required hereunder), diligence, presentment, demand, protest and all notices of any kind. Subject only to the notice and cure periods afforded to Guarantor as provided in the portion of Section 1.01 hereof following Section 1.01(b) hereof, Guarantor agrees that liability under this Guaranty shall be primary and hereby waives any requirement that Landlord exhaust any right or remedy, or proceed first or at any time, against Tenant or any other guarantor of, or any security for, any of the Guaranteed Obligations. Landlord may pursue its rights and remedies under this Guaranty and under the Lease in whatever order it chooses, or collectively. This Guaranty is a guaranty of payment and performance and not merely of collection.

Landlord may pursue its rights and remedies under this Guaranty notwithstanding any other guarantor of or security for the Guaranteed Obligations or any part thereof. Guarantor authorizes Landlord, at its sole option, without notice or demand and without affecting the liability of Guarantor under this Guaranty, to terminate the Lease, either in whole or in part, in accordance with its terms.

Each default with regard to any of the Guaranteed Obligations shall give rise to a separate cause of action and separate suits may be brought hereunder as each cause of action arises or, at the option of Landlord, any and all causes or action which arise prior to or after any suit is commenced hereunder may be included in such suit.

Section 1.06. Waiver of Defenses. To the fullest extent permitted by law, Guarantor waives (a) any right to require Landlord to (i) proceed against Tenant or any other person or entity; (ii) proceed against or exhaust any security held from Tenant; (iii) pursue any other remedy in Landlord’s power against Tenant which Guarantor cannot itself pursue, and which would lighten its burden; (b) all statutes of limitation as a defense to any action brought against Guarantor by Landlord to the fullest extent permitted by law; (c) any defense based upon the bankruptcy, reorganization, receivership, insolvency, or debtor-relief proceeding of Tenant; and (d) presentment, demand, protest and notice of any kind (except, as to demands upon Guarantor hereunder, as expressly provided in the portion of Section 1.01 hereof following Section 1.01(b) hereof). Except as required hereunder, Guarantor waives all demand and notices, including demands for performance, notices of non-performance, notices of non-payment and notice of acceptance of this Guaranty.

Section 1.07. Subrogation. Notwithstanding any other provision of this Guaranty to the contrary, until the Guaranteed Obligations are fully performed and paid, Guarantor hereby waives any claims or other rights which Guarantor may now have or hereafter acquire against Tenant or any other guarantor of all or any of the Guaranteed Obligations, which claims or other rights arise from the existence or performance of Guarantor’s obligations under this Guaranty (all such claims and rights are referred to as “Guarantor’s Conditional Rights”), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification, any right to participate in any claim or remedy of Landlord against Tenant or any collateral which Landlord now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including without limitation, the right to take or receive from Tenant, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other right. If, notwithstanding the foregoing provision, any amount shall be paid to Guarantor on account of any Guarantor’s Conditional Rights and either (i) such amount is paid to Guarantor at any time when the Guaranteed Obligations shall not have been paid or performed in full, or (ii) regardless of when such amount is paid to Guarantor, any payment made by Tenant to Landlord is at any time determined to be a Preferential Payment, then such amount paid to Guarantor shall be held in trust for the benefit of Landlord and shall forthwith be paid to Landlord to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in such order as Landlord, in its sole and absolute discretion, shall determine.

To the extent that any of the provisions of this Section 1.07 shall not be enforceable, Guarantor agrees that until such time as the Guaranteed Obligations have been paid and performed in full and the period of time has expired during which any payment made by Tenant or Guarantor to Landlord may be determined to be a Preferential Payment, Guarantor’s Conditional Rights to the extent not validly waived shall be subordinate to Landlord’s right to full payment and performance of the Guaranteed Obligations, and Guarantor shall not enforce Guarantor’s Conditional Rights during such period.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01. Representations and Warranties. Guarantor hereby represents and warrants to Landlord as follows:

(a) Organization and Qualification. Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware

(b) Authority and Authorization. Guarantor has full power, authority and legal right to execute and deliver the Guaranty and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary limited liability company proceedings on its part.

(c) Execution and Binding Effect. The Guaranty has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights generally.

(d) Absence of Conflicts. Except as would not reasonably be expected to have a material adverse effect on the ability of Guarantor to perform its obligations under this Guaranty, neither the execution and delivery of this Guaranty nor performance of or compliance with the terms and conditions hereof will (i) violate any law, rule or regulation, (ii) conflict with or result in a breach of or a default under the certificate of formation or limited liability company agreement of Guarantor or any agreement or instrument to which Guarantor is a party or by which it or any of its assets (now owned or hereafter acquired) may be subject or bound, or (iii) result in the creation or imposition of any lien, charge, security interest or encumbrance upon any asset (now owned or hereafter acquired) of Guarantor.

(e) Authorizations and Filings. Except as would not reasonably be expected to have a material adverse effect on the ability of Guarantor to perform its obligations under this Guaranty, no authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is required in connection with the execution and delivery of the Guaranty or performance of or compliance with the terms hereof.

(f) Litigation. There are no actions, suits or proceedings pending or, to the best of Guarantor’s knowledge, threatened against or affecting Guarantor at law or in equity by or before any court or administrative office or agency which if adversely decided would have a material adverse effect on the ability of Guarantor to perform its obligations under this Guaranty.

Section 2.02. Notice of Certain Events. Promptly upon becoming aware thereof, Guarantor shall give Landlord notice of any downgrade in the corporate family and credit ratings from Moody’s Investor Service Inc. and Standard & Poor’s, respectively, of Guarantor; provided, that no such notice shall be required to the extent that a press release of any such downgrade is issued by Moody’s Investor Service Inc. and Standard & Poor’s, as applicable.

Section 2.03. Estoppel Certificates.

(a) Guarantor shall, at any time upon not less than ten (10) days’ prior written request by Landlord or Landlord’s Lender (but not more than four (4) times in any calendar year), deliver to the party requesting the same a statement in writing, executed by a duly authorized officer of Guarantor, certifying, as of the date thereof, (i) that, except as otherwise specified, this Guaranty is unmodified and in full force in effect, (ii) that, except as otherwise specified, Guarantor is not in default hereunder and that no event has occurred or condition exists which, with the giving of notice or the passage of time or both, would constitute a default hereunder, (iii) that, except as otherwise specified, Guarantor has no knowledge of any defense, setoff or counterclaim against Landlord arising out of or in any way related to this Guaranty, and (iv) as to such other matters as Landlord or Landlord’s Lender may reasonably request.

(b) Landlord shall, at any time upon not less that ten (10) days’ prior written request by Tenant or Guarantor (but not more than four (4) times in any calendar year), deliver to Guarantor a statement in writing, executed by a duly authorized officer of Landlord, certifying, as of the date thereof, (i) that, except as otherwise specified, this Guaranty is unmodified and in full force and effect, (ii) that, except as otherwise specified, Guarantor is not in default hereunder and that no event has occurred or condition exists which, with the giving of notice or the passage of time or both, would constitute a default hereunder, (iii) that, except as otherwise specified, Landlord has no knowledge of any claim against Guarantor arising out of or in any way related to this Guaranty, for the Guaranteed Obligations or otherwise, and (iv) as to such other matters as Guarantor may reasonably request.

Section 2.04. Acknowledgement of Transition Covenant. Guarantor covenants and agrees that it shall, and shall cause its Subsidiaries and Affiliates to, comply with the provisions of Section 5.3 of the Lease and perform any Transition Services that may be required from time to time under the terms of Section 13.2 of the Lease and any obligations of Tenant under Section 13.3 of the Lease, in each case as a primary and not secondary obligation and to the same extent as if Guarantor were the “Tenant” under the Lease. Guarantor acknowledges and agrees that, in accordance with the terms of Section 13.4 of the Lease, the rights of Landlord provided in Sections 5.3, 13.2 and 13.3 of the Lease may be exercised directly by Landlord’s Lender as a Superior Party, and Guarantor agrees accordingly that Landlord’s Lender shall be entitled to act on behalf of Landlord in enforcing any right, exercising any option or giving any notices or directions under Sections 5.3, 13.2 and 13.3 of the Lease and any corresponding obligation of Guarantor under this Guaranty (including this Section 2.04). Each of Landlord and Tenant agree that Guarantor shall be entitled to rely on any and all communications or acts of Landlord’s Lender, or of any party claiming to be Landlord’s Lender’s agent or representative (but shall not be required to rely if Tenant, Guarantor or any of their respective Affiliates questions in good faith the authority of the Person claiming to be the agent or representative of Landlord’s Lender), with respect to the exercise of any such rights or the giving of any such notice or direction, without the necessity of making any inquiry as to the authority of such Person with respect to such matter and notwithstanding any conflicting instructions from Landlord, and Landlord shall hold Guarantor and its Affiliates harmless for any damages suffered by Guarantor or any such Affiliate incurred because of such reliance by Guarantor or its Affiliates.

Section 2.05. Amendments/Assignments Not Effective. By execution of this Guaranty, Landlord and Tenant hereby affirm and agree that no amendment to or assignment of the Lease shall be effective unless Guarantor shall have affirmed in writing that this Guaranty continues in full force and effect notwithstanding such amendment or assignment.

ARTICLE III

EVENTS OF DEFAULT

Section 3.01. Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Guaranty:

(a) a failure by Guarantor to pay when due any Monetary Obligation required to be paid by Guarantor pursuant to the terms of this Guaranty;

(b) a failure by Guarantor duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Section 3.01;

(c) any representation or warranty made by Guarantor herein proves to be untrue or incorrect when made, in any material respect;

(d) Guarantor shall (i) voluntarily be adjudicated a bankrupt or insolvent, (ii) seek or consent to the appointment of a receiver for itself or its assets, (iii) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (iv) make a general assignment for the benefit of creditors, or (v) be unable to pay its debts as they mature;

(e) a court shall enter an order, judgment or decree appointing, without the consent of Guarantor, a receiver or trustee for it or approving a petition filed against Guarantor which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered; or

(f) Guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Further Assurances. From time to time upon the request of Landlord, Guarantor shall promptly and duly execute, acknowledge and deliver any and all such further instruments and documents necessary for the continuing effectiveness of this Guaranty. In no event shall Guarantor be required to execute any such instrument or document which would modify, amend or change any term or provision hereof.

Section 4.02. Amendments, Waivers, Etc. This Guaranty cannot be amended, modified, waived, changed, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of such amendment, modification, waiver, change, discharge or termination is sought.

Section 4.03. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of Landlord in exercising any right, power or privilege under this Guaranty or the Lease shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of Landlord under this Guaranty are cumulative and not exclusive of any rights or remedies which Landlord would otherwise have under the Lease, at law or in equity.

Section 4.04. Notices. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Guaranty shall be in writing unless otherwise expressly permitted hereunder and shall be sent by (a) first-class or first-class express mail, (b) national overnight courier (e.g., Federal Express, UPS), or (c) for notices other than notices of the occurrence of an Event of Default or the request for payments of the Guaranteed Obligations only, facsimile with confirmation of receipt, in all cases with charges prepaid, and any such properly given notice shall be effective when received or when delivery is refused. All notices shall be sent to the applicable party addressed, if to Landlord, at the address set forth in the Lease with copies thereof to the parties designated to receive copies of notices to Landlord under the Lease, and, if to Guarantor, to the following parties:

Guarantor:	OSI Restaurant Partners, LLC
2202 North West Shore Boulevard, 5th Floor
Tampa, FL 33607
Attention: Chief Financial Officer
Telecopy No.: (813) 282-9195
Telephone No.: (813) 282-1225

With a copy to:	Bain Capital Partners, LLC
John Hancock Tower
200 Clarendon Street
Boston, MA 02116
Attention: Dave Humphrey
Telecopy No.: (617) 652-3112
Telephone No.: (617) 516-2112

With a copy to:	Sullivan & Cromwell LLP
125 Broad Street
New York, N.Y. 10004-2498
Attention: Arthur Adler, Esq.
Telecopy No.: (212) 291-9001
Telephone No.: (212) 558-3960

With a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention: Richard E. Gordet, Esq.
Telecopy No.: (617) 951-7050
Telephone No.: (617) 951-7491

or in accordance with the last unrevoked written direction from such party to the other party.

Section 4.05. Expenses. Guarantor agrees to pay or cause to be paid and to save Landlord harmless against liability for the payment of all reasonable out-of-pocket expenses, including fees and expenses of counsel for Landlord, incurred by Landlord from time to time arising in connection with Landlord’s enforcement or preservation of rights under this Guaranty, including but not limited to, such expenses as may be incurred by Landlord in connection with any default by Guarantor of any of its obligations hereunder. Such obligation of Guarantor to indemnify Landlord shall survive the payment and performance in full of the Guaranteed Obligations.

Section 4.06. Severability. If any term or provision of this Guaranty or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

Section 4.07. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

Section 4.08. Governing Law.

(a) This Guaranty shall be construed in accordance with, and this Guaranty and all matters arising out of or relating to this Guaranty shall be governed by, the law of the State of New York without regard to conflicts of law principles.

(b) The parties hereto each hereby consent to the exclusive jurisdiction of any state or federal court located within the County of New York, State of New York, and each irrevocably agrees that all actions or proceedings arising out of or relating to this Guaranty shall be litigated in such courts. The parties hereto each accepts, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non-conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Guaranty.

(c) EACH OF THE PARTIES HERETO, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS GUARANTY.

(c) Guarantor acknowledges that the provisions of this Section 4.08 are a material inducement to Landlord’s accepting this Guaranty and entering into the Lease.

Section 4.09. Successors and Assigns. This Guaranty shall bind Guarantor and its successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns.

Section 4.10. Incorporation of Recitals. The recitals set forth in the WHEREAS clauses of this Guaranty are hereby specifically incorporated into the operative terms of this Guaranty as if fully set forth in the body of this Guaranty.

Section 4.11. Rights of Landlord’s Lender. Guarantor acknowledges that if the rights of Landlord under this Guaranty are assigned to Landlord’s Lender, Landlord’s Lender shall have all of the rights and benefits of Landlord hereunder; provided, however, in no event shall Guarantor be liable to Landlord’s Lender or Landlord for any payment or performance of any Guaranteed Obligation by Guarantor to the other (i.e., if Guarantor pays or performs a Guaranteed Obligation in accordance with the terms of this Guaranty to either Landlord or Landlord’s Lender, Guarantor shall not retain the obligation to pay or perform the same Guaranteed Obligation thereafter to the other such party).

Section 4.12. Termination of Original Guaranty. The parties hereto agree that, upon execution and delivery of this Guaranty, the Original Guaranty shall be superseded in its entirety by this Guaranty and be of no further force and effect and Guarantor shall not have any obligation or liability thereunder.

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IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guaranty as of the date first above written.

OSI RESTAURANT PARTNERS, LLC, a Delaware limited liability company

By:	/s/ Karen Bremer
Name: Karen Bremer
Title: Vice President of Real Estate

Acceptance

NEW PRIVATE RESTAURANT PROPERTIES, LLC, a Delaware limited liability company, hereby accepts this Guaranty and agrees to the terms hereof.

NEW PRIVATE RESTAURANT PROPERTIES, LLC, a Delaware limited liability company

By:	/s/ Karen Bremer
Name: Karen Bremer
Title: Vice President of Real Estate

For purposes of Sections 2.04 and 2.05 hereof only, PRIVATE RESTAURANT MASTER LESSEE, LLC, a Delaware limited liability company, hereby accepts this Guaranty and agrees to the terms hereof.

PRIVATE RESTAURANT MASTER LESSEE, LLC, a Delaware limited liability company

By:	/s/ Karen Bremer
Name: Karen Bremer
Title: Vice President of Real Estate